SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                         -------------------------------

                                   FORM 8-K/A
                                 AMENDMENT NO. 2
                                TO CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)          August 31, 2000
                                                -------------------------------


                                 GOAMERICA, INC.
-------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


        Delaware                    0-29359                     22-3693371
-------------------------------------------------------------------------------
(State or Other Jurisdiction  (Commission File Number)       (IRS Employer
      of Incorporation)                                   Identification No.)


433 Hackensack Avenue
Hackensack, New Jersey                                               07601
-------------------------------------------------------------------------------
(Address of Principal Executive Offices)                           (Zip Code)


Registrant's telephone number, including area code        (201) 996-1717
                                                  -----------------------------



-------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

     As reported by GoAmerica, Inc. ("GoAmerica") in the Current Report on Form 8-K filed September 15, 2000 and amended on Form 8-K/A filed November 14, 2000, on August 31, 2000, GoAmerica consummated the acquisition of all of the issued and outstanding capital stock of Hotpaper.com, Inc., a Delaware corporation ("Hotpaper"). In the acquisition, GoAmerica Acquisition II Corp., a Delaware corporation and wholly-owned subsidiary of GoAmerica, merged with and into Hotpaper (the "Merger") and Hotpaper became a wholly-owned subsidiary of GoAmerica.

      In the Merger, the former stockholders of Hotpaper received an aggregate of 1,006,111 newly-issued shares of GoAmerica Common Stock, $0.01 par value (after deducting fractional share amounts and paying the former Hotpaper stockholders cash in lieu thereof), in exchange for a portion of the outstanding shares of Hotpaper capital stock. In addition, one stockholder of Hotpaper received a cash payment of $750,000 in exchange for a portion of his shares of Hotpaper capital stock, such portion equaling the balance of the total outstanding shares of Hotpaper capital stock. As further consideration, GoAmerica assumed each issued and outstanding option for the purchase of Common Stock of Hotpaper and converted each such option into options to acquire an aggregate of 81,651 shares of GoAmerica Common Stock under GoAmerica's 1999 Stock Plan.

     In response to a comment letter from the United States Securities and Exchange Commission, dated June 11, 2001, GoAmerica hereby files this Form 8-K/A (Amendment No. 2) to insert in the Independent Auditors' Report the name of the city and state where the Independent Auditors are located. Following is an outline of the financial statements and related pro forma financial statements contained herein.


(a)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

      Audited Financial Statements of Hotpaper.com, Inc. (A Development Stage Enterprise) as of and for the years ended December 31, 1999 and 1998

            Independent Auditors' Report of Frank, Rimerman & Co. LLP

            Balance Sheets

            Statements of Operations

            Statements of Stockholders' Equity (Deficit)

            Statements of Cash Flows

            Notes to Financial Statements

      Interim Unaudited Condensed Financial Statements of Hotpaper.com, Inc.

            Condensed Balance Sheet as of June 30, 2000

            Condensed Statements of Operations for the period from April 11, 1995 (Inception) to June 30, 2000 and the six month periods ended June 30, 2000 and 1999

            Condensed Statements of Cash Flows for the period from April 11, 1995 (Inception) to June 30, 2000 and the six month periods ended June 30, 2000 and 1999

            Notes to Interim Unaudited Condensed Financial Statements

(b)         PRO FORMA FINANCIAL INFORMATION

            Unaudited Pro Forma Consolidated Financial Statements of GoAmerica, Inc.

            Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2000.

            Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 1999.

            Unaudited Pro Forma Consolidated Statements of Operations for the six months ended June 30, 2000.

            Notes to Unaudited Pro Forma Consolidated Financial Statements.

(c)         EXHIBITS

                 (a) Financial Statements of Business Acquired.

                               HOTPAPER.COM, INC.

                        (A DEVELOPMENT STAGE ENTERPRISE)

                              Financial Statements

                           December 31, 1999 and 1998

                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report


Board of Directors
Hotpaper.com, Inc.
San Francisco, California

We have audited the accompanying balance sheets of Hotpaper.com, Inc. (a development stage enterprise) as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ending and for the period from April 11, 1995 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hotpaper.com, Inc. (a development stage enterprise) as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended and for the period from April 11, 1995 (inception) to December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses and net cash outflows from operations since inception. The Company will need to raise additional financing to sustain its operations during the development stage. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 6 to the financial statements, subsequent to year end, the Company was served with a lawsuit. The Company and its legal counsel are unable to determine what amount, if any, will be required to extinguish this matter.


                                                     Frank, Rimerman & Co. LLP


July 14, 2000
Menlo Park, California

                               HOTPAPER.COM, INC.

                        (A Development Stage Enterprise)

                                 Balance Sheets

                                                           December 31,
                                                        1999          1998
                                                    -----------    -----------
                           ASSETS

Current assets:
   Cash and cash equivalents .....................  $   933,119    $     5,677
   Accounts receivable ...........................        7,495             --
                                                    -----------    -----------

      Total current assets .......................      940,614          5,677

Restricted Cash ..................................      175,000             --
Property and Equipment, net ......................      152,289          2,413
Deposits .........................................       13,569             --
                                                    -----------    -----------

                                                    $ 1,281,472    $     8,090
                                                    ===========    ===========

       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:

   Accounts payable and accrued expenses .........  $   309,113    $    68,488
   Line of credit ................................           --          4,763
   Note payable ..................................           --          1,073
                                                    -----------    -----------

      Total current liabilities ..................      309,113         74,324

Commitments and Contingency (Note 6)


Stockholders' Equity (Deficit):
   LLC Units .....................................           --        (66,234)
   Series A convertible preferred stock, $0.001
     par value (aggregate liquidation preference
     of $2,000,000) ..............................        9,336             --
   Common stock, $0.001 par value ................        7,750             --
   Additional paid-in capital ....................    2,376,268             --
   Deferred stock-based compensation .............     (358,198)            --
   Deficit accumulated during the
     development stage ...........................   (1,062,797)            --
                                                    -----------    -----------

      Total stockholders' equity (deficit) .......      972,359        (66,234)
                                                    -----------    -----------

                                                    $ 1,281,472    $     8,090
                                                    ===========    ===========


                       See Notes to Financial Statements.

                               HOTPAPER.COM, INC.

                        (A Development Stage Enterprise)

                            Statements of Operations

                                      April 11,
                                         1995
                                      (Inception)        Year         Year
                                       Through          Ended         Ended
                                       December        December      December
                                       31, 1999        31, 1999      31, 1998
                                      -----------    -----------    -----------

Subscription revenues .............   $    12,145    $    12,145    $      --
Other revenues ....................       117,137          6,294         54,251
                                      -----------    -----------    -----------

    Total revenues ................       129,282         18,439         54,251
                                      -----------    -----------    -----------

Operating expenses:
   General and administrative .....       704,317        600,674         32,503
   Research and development .......       210,149        210,149           --
   Marketing ......................       223,375        223,375           --
                                      -----------    -----------    -----------

    Income (Loss) from operations..    (1,008,559)    (1,015,759)        21,748
                                      -----------    -----------    -----------

Other income (expense):
    Interest, net .................       (13,278)        25,196        (14,032)
                                      -----------    -----------    -----------

    Net income (loss) .............   $(1,021,837)   $  (990,563)   $     7,716
                                      ===========    ===========    ===========


                       See Notes to Financial Statements.


                                                         HOTPAPER.COM, INC.

                                                  (A Development Stage Enterprise)

                                             Statement of Stockholders' Equity (Deficit)

                                 For the Period April 11, 1995 (Inception) through December 31, 1999

                                                                                                          Deficit
                                                                                                        Accumulated
                                                   Series A                  Additional   Deferred      During the
                                        LLC        Preferred     Common       Paid-In    Stock-Based    Development
                                      Capital       Stock         Stock       Capital    Compensation      Stage          Total
                                    -----------   -----------  -----------  -----------  ------------   -----------    -----------
Issuance of LLC interests
  in April 1995 for cash .......... $    10,000   $      --    $      --    $      --     $      --     $      --      $    10,000
      Contributions ...............       1,825          --           --           --            --            --            1,825
      Distributions ...............     (30,839)         --           --           --            --            --          (30,839)
      Net income ..................       1,509          --           --           --            --            --            1,509
                                    -----------   -----------  -----------  -----------   -----------   -----------    -----------

Balance, December 31, 1995 ........     (17,505)         --           --           --            --            --          (17,505)
      Contributions ...............       2,025          --           --           --            --            --            2,025
      Distributions ...............     (16,044)         --           --           --            --            --          (16,044)
      Net loss ....................     (27,018)         --           --           --            --            --          (27,018)
                                    -----------   -----------  -----------  -----------   -----------   -----------    -----------

Balance, December 31, 1996 ........     (58,542)         --           --           --            --            --          (58,542)
      Contributions ...............      10,599          --           --           --            --            --           10,599
      Distributions ...............      (9,437)         --           --           --            --            --           (9,437)
      Net loss ....................     (13,481)         --           --           --            --            --          (13,481)
                                    -----------   -----------  -----------  -----------   -----------   -----------    -----------

Balance, December 31, 1997 ........     (70,861)         --           --           --            --            --          (70,861)
      Contributions ...............       7,800          --           --           --            --            --            7,800
      Distributions ...............     (10,889)         --           --           --            --            --          (10,889)
      Net income ..................       7,716          --           --           --            --            --            7,716
                                    -----------   -----------  -----------  -----------   -----------   -----------    -----------

Balance, December 31, 1998 ........     (66,234)         --           --           --            --            --          (66,234)
  (Balance carried forward)


                                   (continued)


                                                         HOTPAPER.COM, INC.

                                                  (A Development Stage Enterprise)

                                             Statement of Stockholders' Equity (Deficit)

                                 For the Period April 11, 1995 (Inception) through December 31, 1999

                                                                                                          Deficit
                                                                                                        Accumulated
                                                   Series A                  Additional   Deferred      During the
                                        LLC        Preferred     Common       Paid-In    Stock-Based    Development
                                      Capital       Stock         Stock       Capital    Compensation      Stage          Total
                                    -----------   -----------  -----------  -----------  ------------   -----------    -----------
Balance, December 31, 1998 ........ $   (66,234)  $      --    $      --    $      --     $      --     $      --      $   (66,234)
      (Balance brought forward)
Net loss, January 1, 1999 to
   June 14, 1999 ..................     (11,693)         --           --           --            --            --          (11,693)
Issuance of 6,000,000 shares of
   common stock at $0.001 on
   June 14, 1999 in connection
   with the conversion of LLC to
   "C" corporation ................      77,927          --          6,000         --            --         (83,927)          --
Issuance of 1,750,000 shares of
   common stock in June 1999 at
   $0.001 for cash ................        --            --          1,750         --            --            --            1,750
Issuance of 9,336,448 shares of
   Series A convertible
   preferred stock in June 1999,
   at $0.214 per share (net of
   $24,853 of stock issue costs)...        --           9,336         --      1,965,811          --            --        1,975,147
Deferred stock-based
   compensation ...................        --            --           --        410,457      (410,457)         --             --
Amortization of stock-based
   compensation ...................        --            --           --           --          52,259          --           52,259
Net loss, June 15, 1999 to
   December 31, 1999 ..............        --            --           --           --            --        (978,870)      (978,870)
                                    -----------   -----------  -----------  -----------   -----------   -----------    -----------

                                    $      --     $     9,336  $     7,750  $ 2,376,268   $  (358,198)  $(1,062,797)   $   972,359
                                    ===========   ===========  ===========  ===========   ===========   ===========    ===========


                        See Notes to Financial Statements.

                                      - 8 -


                                               HOTPAPER.COM, INC.

                                        (A Development Stage Enterprise)

                                            Statements of Cash Flows

                                                                     April 11,
                                                                        1995
                                                                    (Inception)       Year            Year
                                                                        to            Ended           Ended
                                                                      December       December        December
                                                                      31, 1999       31, 1999        31, 1998
                                                                    -----------    -----------     -----------
Cash flows from operating activities:
  Net income (loss) .............................................   $(1,021,837)   $  (990,563)    $     7,716
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
      Depreciation ..............................................        20,763         12,859           4,910
      Stock-based compensation ..................................        52,259         52,259            --
      Changes in operating assets and liabilities:
        Accounts receivable .....................................        (7,495)        (7,495)           --
        Accounts payable and accrued expenses ...................       309,113        240,625          (7,982)
                                                                    -----------    -----------     -----------
           Net cash provided by (used in) operating activities ..      (647,197)      (692,315)          4,644

Cash flows from investing activities:
  Purchase of property and equipment ............................      (173,052)      (162,735)           --
  Restricted cash time deposit ..................................      (175,000)      (175,000)           --
  Deposits ......................................................       (13,569)       (13,569)           --
                                                                    -----------    -----------     -----------
           Net cash used in investing activities ................      (361,621)      (351,304)           --
Cash flows from financing activities:
  Proceeds from line of credit, net of repayments ...............          --           (4,763)          4,763
  Proceeds from term loan, net of repayments ....................          --           (1,073)           (832)
  Issuance of convertible preferred stock .......................     2,000,000      2,000,000            --
  Payment of stock issuance costs ...............................       (24,853)       (24,853)           --
  Issuance of common stock for cash .............................         1,750          1,750            --
  LLC distributions .............................................       (67,209)          --           (10,889)
  LLC contributions .............................................        32,249           --             7,800
                                                                    -----------    -----------     -----------
           Net cash provided by financing activities ............     1,941,937      1,971,061             842
                                                                    -----------    -----------     -----------
           Net increase in cash .................................       933,119        927,442           5,486
Cash and cash equivalents, beginning ............................          --            5,677             191
                                                                    -----------    -----------     -----------
Cash and cash equivalents, ending ...............................   $   933,119    $   933,119     $     5,677
                                                                    ===========    ===========     ===========
Supplemental disclosures of cash flow information:
  Franchise taxes paid ..........................................   $     5,500    $     4,700     $      --
                                                                    ===========    ===========     ===========
  Interest paid .................................................   $    43,500    $     5,000     $    14,000
                                                                    ===========    ===========     ===========

Supplemental disclosures of non-cash financing activities:

     Conversion of LLC common units to capital stock ............   $    77,927    $    77,927     $      --
                                                                    ===========    ===========     ===========
     Deferred stock-based compensation ..........................   $   410,457    $   410,457     $      --
                                                                    ===========    ===========     ===========


                        See Notes to Financial Statements.

                               HOTPAPER.COM, INC.

                        (A Development Stage Enterprise)

                          Notes to Financial Statements


(1) NATURE OF BUSINESS, MANAGEMENT'S PLANS REGARDING THE FINANCING OF FUTURE LOSSES, AND SIGNIFICANT ACCOUNTING POLICIES

      Nature of Business
      ------------------

      Document Automation Systems LLC was incorporated under the laws of the State of California as a Limited Liability Corporation (LLC) on April 11, 1995. On May 28, 1999 Hotpaper.com, Inc. (the Company) was incorporated as a C Corporation under the laws of the State of Delaware. On June 9, 1999, the LLC was merged into the Company. The Company intends to design and sell software services that will automate the creation of word processing documents over the internet.

      Following incorporation, the Company has been principally engaged in recruiting members of management, performing preliminary research, and raising sufficient cash to commence its operating activities. Through December 31, 1999, the Company has raised equity capital of $1,750 through the issuance of common stock and $2,000,000 through issuance of Series A convertible preferred stock.

      Management's Plans Regarding the Financing of Future Losses
      -----------------------------------------------------------

      The Company has incurred net losses and net cash outflows from operations since inception. In order for the Company to continue as a going concern, it will need to raise additional financing.

      Subsequent to year-end, the Company raised bridge loans of approximately $2,500,000 through the issuance of convertible debt. The Company anticipates using this capital to continue to develop and market its product. As discussed in Note 7, management plans to raise additional equity capital through the sale of convertible preferred stock in 2000, and believes this funding will provide sufficient capital to sustain the business. However, there can be no assurance the Company will be able to raise additional capital. This uncertainty raises substantial doubt as to the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company were unable to continue as a going concern.

                               HOTPAPER.COM, INC.

                        (A Development Stage Enterprise)

                          Notes to Financial Statements


      Significant Accounting Policies
      -------------------------------

      Basis of Presentation:

      As planned operations had not commenced as of December 31, 1999, the Company has reported its results of operations in accordance with Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Companies."

      Revenue Recognition:

      Revenue is recognized when earned in accordance with American Institute of Certified Public Accountants Statements of Position 97-2 and 98-4, Software Revenue Recognition. Accordingly, subscription revenue is recognized ratable over the contract period.

      Website Development Costs:

      The Company recognizes website development costs in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." As such, the Company expenses all costs incurred that relate to the planning and post implementation phases of development. Costs incurred in the development phase will be capitalized and recognized over the product's estimated useful life. Costs associated with repair or maintenance of the existing site or the development of website content will be included in website development costs. The Company did not capitalize any website development costs through December 31, 1999. Website development costs have been included in research and development expense in the accompanying statement of operations.

      Income Taxes:

      The Company accounts for income taxes using the liability method. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial statement and income tax basis of existing assets and liabilities. Deferred income taxes are classified as current or noncurrent, based on the classifications of the related assets and liabilities giving rise to the temporary differences. A valuation allowance is provided against the Company's deferred income tax assets when their realization is not reasonably assured.

                               HOTPAPER.COM, INC.

                        (A Development Stage Enterprise)

                          Notes to Financial Statements


      Other Income:

      Other income consists primarily of consulting revenue generated by the LLC.

      Cash and Cash Equivalents:

      Cash and cash equivalents include all cash balances and highly liquid investments with an original maturity of three months or less.

      Restricted Cash:

      Restricted cash relates to certain certificates of deposit held as collateral for letters of credit relating to security deposits.

      Property and Equipment:

      Property and equipment are stated at cost. The Company depreciates property and equipment using the straight-line method over the estimated useful lives (three years for computer equipment, office furniture and equipment and two years for software) of the assets. Property and equipment consist of the following:

                                                            December 31,
                                                      1999             1998
                                                 -------------    --------------
    Computer equipment........................   $   146,772      $     9,829
    Software..................................        18,557               --
    Office furniture and equipment............         7,723              488
                                                 -------------    --------------
                                                     173,052           10,317
          Less accumulated depreciation........       20,763            7,904
                                                 -------------    --------------
                                                 $   152,289      $     2,413
                                                 =============    ==============

      Concentration of Credit Risk:

      Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents. The Company maintains its cash accounts at one financial institution. Cash balances at this financial institution are in excess of the $100,000 Federal Deposit Insurance Corporation insurable limit.

                               HOTPAPER.COM, INC.

                        (A Development Stage Enterprise)

                          Notes to Financial Statements


      Stock-Based Compensation:

      The Company generally grants stock options to its employees for a fixed number of shares with an exercise price equal to the fair value of the shares on the date of grant. As allowed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), the Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for stock awards to employees.

      Deferred compensation for options granted to non-employees has been determined in accordance with SFAS 123 as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Deferred compensation for options granted to non-employees is periodically re-measured as the underlying options vest.

      Deferred compensation on sales of restricted stock to employees of the Company is determined as the difference between the deemed fair market value of the stock and the price paid. Compensation expense associated with such sales is amortized on a straight-line basis over the related service period.

      Use of Estimates:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Comprehensive Income (Loss):

      To date, the Company has not had any significant components of other comprehensive income (loss).

      Recent Accounting Pronouncements:

      In March 2000, the EITF published its consensus on EITF No. 00-3, Applications of AICPA Statement of Position 97-2, Software Revenue Recognition, to Arrangements That

                               HOTPAPER.COM, INC.

                        (A Development Stage Enterprise)

                          Notes to Financial Statements


      Include the Right to Use Software Stored on Another Entity's Hardware. EITF No. 00-3 states that a software element covered by SOP 97-2 is only present in a hosting arrangement if the customer has the contractual right to take possession of the software at any time during the hosting period without significant penalty and it is feasible for the customer to either run the software on its own hardware or contract with another party unrelated to the vendor to host the software. The Company intends to follow the guidelines established in EITF No. 00-3, however, revenues from these arrangements have been immaterial to date.

(2)   FINANCING ARRANGEMENTS

      Line of Credit
      --------------

      During 1998, the Company entered into credit arrangements for the purchase of $5,869 of equipment. In 1999, the Company entered into a credit arrangement for the purchase of $5,855 of equipment. The credit arrangements included interest at rates ranging from approximately 12.9% to 16.9% per annum, and were due in equal monthly installments of principal and interest through June 2000, August 2000, December 2000 and March 2002. The credit arrangements were prepaid upon the receipt of financing through the sale of Series A convertible preferred stock.
      Borrowings outstanding on the credit arrangements totaled $4,763 at December 31, 1998.

      Note Payable
      ------------

      In 1997 the Company obtained a term loan with a financial institution, with interest at 15%. The loan was due in equal monthly payments of $60 of principal and interest through March 2002. During 1999, the Company prepaid the loan upon the receipt of financing through the sale of Series A convertible preferred stock. Borrowings outstanding on the loan totaled $1,073 at December 31, 1998.

(3)   INCOME TAXES

      Deferred income taxes result from the tax effect of transactions that are recognized in different periods for financial statement and income tax reporting purposes. The Company's net deferred income tax assets at December 31, 1999 were approximately $340,000 and have been fully offset by a valuation allowance, as their realization is not reasonably assured. These deferred income tax assets consist primarily of net operating losses which may be carried forward to offset future income tax liabilities. The Company has federal and state net operating loss carryforwards of approximately $880,000 which expire in 2019 and 2007.

                               HOTPAPER.COM, INC.

                        (A Development Stage Enterprise)

                          Notes to Financial Statements


      The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. If the Company should have an ownership change, as defined by the tax law, utilization of the carryforwards could be restricted.

 (4)  CAPITAL STOCK

      Common Stock
      ------------

      The Company is authorized to issue 30,000,000 shares of common stock, at a par value of $0.001 per share. As of December 31, 1999 the Company had 7,750,000 common shares issued and outstanding. Dividends may not be declared or paid on the shares of common stock until all accrued and unpaid dividends due on the convertible preferred stock have been paid.

      Unvested common stock issued to certain officers of the Company are subject to a right of repurchase by the Company at the original issuance price. At December 31, 1999, 5,534,375 shares of outstanding common stock were subject to re-purchase at a weighted average price of $0.001 per share.

      Deferred compensation, amounting to $372,750 relates to 1,750,000 shares of common stock sold to an officer of the Company in June 1999 at $0.001 per share. Amortization of such deferred compensation amounted to $46,594 for the year ended December 31, 1999.

      Convertible Preferred Stock
      ---------------------------

      The Company is authorized to issue 11,000,000 shares of convertible preferred stock, at a par value of $0.001 per share. In June 1999 the Company issued 9,336,448 shares of Series A convertible preferred stock at approximately $0.214 per share.

      The rights, preferences, privileges and restrictions for the Series A convertible preferred stock are as follows:

      (a) Series A holders are entitled to receive dividends prior to and in preference to dividends declared on common stock at an annual rate of $0.017 per share, when and if declared by the Board of Directors.

                               HOTPAPER.COM, INC.

                        (A Development Stage Enterprise)

                          Notes to Financial Statements


      (b) The holders of Series A have liquidation preferences before any distribution or payment is made to holders of common stock equal to approximately $0.214 per share. The aggregate liquidation preference of Series A shares outstanding at December 31, 1999 is $2,000,000.

      (c) Series A shares are convertible into common stock at the option of the holder, by dividing $0.214 by the Conversion Price in effect at the time of conversion ($0.214 at December 31, 1999), subject to adjustment for dilution. The shares are convertible at the option of the holder, at any time after the date of issuance.

      (d) Each share of preferred stock is entitled to one vote for each share of common stock into which such preferred stock could then be converted, on all matters submitted to a vote of the stockholders of the Company. In addition, the holders of Series A, voting as a class, must approve certain actions with a simple majority.

      (e) Each share of preferred stock is automatically converted into shares of common stock, upon the completion of a qualifying initial public offering in which the proceeds to the Company exceed $15,000,000.

(5)   STOCK OPTION PLAN

      On June 18, 1999 the Company adopted the 1999 Equity Incentive Plan (the "Plan"). The Plan provides for the granting of options to purchase up to 8,000,000 shares of common stock.

      Under the Plan, the Board of Directors may grant incentive stock options to employees and non-statutory stock options to employees, directors, and consultants. The exercise price of an option cannot be less than the fair market value of one share of common stock on the date of grant for incentive stock options or 85% of the fair market value of one share of common stock for non-statutory stock options (not less than 110% of the fair market value for stockholders owning greater than 10% of all classes of stock) as determined by the Board of Directors. Options expire after ten years (five years for stockholders owning greater than 10% of all classes of stock). The Plan grants the Board of Directors the discretion to determine when the options granted thereunder shall become exercisable. Options granted under the plan generally vest over a four year period.

                               HOTPAPER.COM, INC.

                        (A Development Stage Enterprise)

                          Notes to Financial Statements


      Under the Plan, in the event of the termination of a participant's employment or the proposed transfer of such shares to a third party, the Company has the right to repurchase the stock under terms specified in the Plan agreement.

      Stock option activity under the Plan is as follows:

                                                         Options Outstanding
                                                      --------------------------
                                                                      Weighted
                                                                       Average
                                           Options      Number        Exercise
                                          Available    of Shares       Price
                                          ----------  -----------     ----------
      Outstanding, December 31, 1998...           --           --     $       --
        Authorized.....................    8,000,000           --             --
        Restricted stock grant.........   (1,750,000)          --             --
        Granted........................     (172,500)     172,500         0.0214
        Cancelled......................       25,000      (25,000)        0.0214
                                          ----------  -----------     ----------
      Outstanding, December 31, 1999...    6,102,500      147,500     $   0.0214
                                          ==========  ===========     ==========
        Exercisable, December 31, 1999.                     8,334     $   0.0214
                                                      ===========    ==========

      The weighted-average remaining contractual life of options outstanding at December 31, 1999 was 9.82 years.

      The Company applies Accounting Principles Board (APB) Opinion No. 25 and related interpretations in accounting for its Plan. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). For certain options granted during 1999, the Company has recorded, pursuant to APB. No. 25, $37,707 of deferred compensation expense representing the difference between the exercise price and the fair market value of the common stock at the date of grants. This compensation expense is amortized over the vesting period of each option granted. Amortization of such deferred compensation amounted to $5,665 for the year ended December 31, 1999.

      SFAS No. 123 requires the disclosure of pro forma net income had the Company adopted the fair value method. The fair value of stock-based awards to employees has been calculated using the minimum value method with the following weighted-average assumptions: expected life of 4 years, risk-free rate of 5.92% and no dividends during the expected term. The minimum value method, which is allowed under SFAS No. 123 for privately-held companies, assumes zero volatility in the Company's stock price. The fair value of stock-based awards to non-employees has been calculated using the Black-

                               HOTPAPER.COM, INC.

                        (A Development Stage Enterprise)

                          Notes to Financial Statements


      Scholes option pricing model with the following weighted average assumptions: expected life of 10 years, risk-free rate of 6.46%, no dividends during the expected term and 80% volatility. Had awards been amortized to expense over the estimated service period of the employees or non-employees, the effect on the reported net loss would not have been material.

(6)   COMMITMENTS AND CONTINGENCY

      Facility Lease
      --------------

      The Company leases its office facilities in San Francisco, California under an operating lease agreement which expires in December 2002. Under terms of the lease the Company is responsible for certain insurance, property taxes and maintenance expenses. In January 2000, the Company entered into a sub-lease agreement for a portion of its San Francisco office lease expiring in July 2000. The sub-lease requires monthly payments of $17,633 which will be offset against rental expense for 2000 and reduces the future minimum rental payments. Rent expense was approximately $62,000 for the year ended December 31, 1999 ($7,000 for the year ended December 31, 1998 and $86,000 for the period from inception through December 31, 1999).

      Future minimum rental payments, net of sub-lease payments, are as follows:

              2000................................    $    318,000
              2001................................         423,000
              2002................................         388,000
                                                     --------------

                                                      $  1,129,000
                                                     ==============

      Contingency
      -----------

      A former employee of the Company filed a suit in 2000 calling for unspecified damages arising from alleged wrongful termination during 1999. The Company and its legal counsel are unable to determine what amount, if any, will be required to extinguish this matter. Therefore, no amounts have been accrued for this matter on the accompanying balance sheet.

                               HOTPAPER.COM, INC.

                        (A Development Stage Enterprise)

                          Notes to Financial Statements


(7)   SUBSEQUENT EVENTS

      Bridge Financing Arrangement
      ----------------------------

      In March 2000, the Company issued a convertible note payable for $1,000,000 available in three draws, two in March and one in May 2000. The note bears interest at 8% annually and is convertible into shares of Series B stock if the Company issues Series B stock with gross proceeds to the Company of at least $3,000,000. In the event the Company does not issue Series B stock within a period of four months from the initial draw, all outstanding principal and unpaid accrued interest will be convertible into shares of Series A convertible preferred stock based on a price of $0.214 per share.

      In connection with the issuance of the convertible note payable, the Company issued a warrant to purchase $100,000 of Series B convertible preferred stock at a price equal to what is paid by investors. Additional warrants are issuable at the rate of 5% of the outstanding loan balance per month. Warrants are exercisable through March 10, 2005. In the event the Company does not issue Series B convertible preferred stock within a period of four months from the initial draw, the warrants will be exercisable for Series A convertible preferred stock based on a price of $0.214 per share.

      Stock Authorization
      -------------------

      In March 2000, the Company increased the number of authorized shares by 8,000,000 shares of common and 8,000,000 shares of preferred.

      Pending Acquisition and Bridge Financing Arrangement
      ----------------------------------------------------

      On July 3, 2000, the Company signed a letter of intent with a prospective corporate acquirer for the sale of all of the Company's issued and outstanding shares of capital stock for approximately $750,000 in cash and such number of shares of common stock of the acquirer which, when multiplied by the average closing price of the common stock for the ten days immediately preceding the closing date, shall have an aggregate market value of $9,250,000.

      In connection with the proposed acquisition, in July 2000, the prospective corporate acquirer loaned the Company $1,500,000. Under the terms of the loan, the Company has immediate access to $500,000 and $1,000,000 has been placed into an escrow account. Amounts held in escrow may be drawn down by the Company as additional cash is required. The note bears interest at the prime rate for the first twelve months and prime

                               HOTPAPER.COM, INC.

                        (A Development Stage Enterprise)

                          Notes to Financial Statements


      plus 5% thereafter and is due upon the earlier of July 2001 or a subsequent round of equity financing. In addition, the note is convertible into shares of Series B convertible preferred stock upon a round of equity financing with gross proceeds to the Company of at least $4,000,000 and a post-financing valuation of the Company of at least $10,000,000. In connection  with this  loan,  the  Company  has  granted  the  prospective corporate acquirer an exclusive right to distribute all wireless applications arising from the Company's technology throughout North America for as long as the loan has an outstanding balance.

                               HOTPAPER.COM, INC.

                        (A Development Stage Enterprise)

                             Condensed Balance Sheet

                                                   June 30, 2000
                                                   -------------
                                                    (Unaudited)
                     ASSETS

Current assets:
  Cash and cash equivalents ....................   $    41,046
  Accounts receivable, net .....................        27,299
  Prepaid expenses and other current assets ....        64,305
                                                   -----------
      Total current assets .....................       132,650

Restricted cash ................................       175,000
Property and equipment, net ....................       239,041
Deposits .......................................        32,096
                                                   -----------
                                                   $   578,787
                                                   ===========

 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Bank overdraft ...............................   $   108,054
  Accounts payable and accrued expenses ........       505,134
  Convertible note payable .....................       962,266
  Deferred revenue .............................        25,000
  Capital lease obligation, current portion ....        11,179
                                                   -----------
      Total current liabilities ................     1,611,633
                                                   -----------

Capital lease obligation, less current portion .         5,572

Commitments and Contingencies

Stockholders equity (Deficit):
  Series A convertible preferred stock .........         9,336
  Common stock .................................         7,755
  Additional paid-in capital ...................     3,278,046
  Deferred stock-based compensation ............      (843,347)
  Deficit  accumulated  during the development .    (3,490,208)
   stage
                                                   -----------
      Total stockholders' equity (deficit) .....    (1,038,418)
                                                   -----------
                                                   $   578,787
                                                   ===========


            See accompanying notes to condensed financial statements.

                               HOTPAPER.COM, INC.

                        (A Development Stage Enterprise)

                        Condensed Statement of Operations

                                   April 11,
                                     1995
                                 (Inception)     Six Months     Six Months
                                   Through         Ended           Ended
                                  June 30,       June 30,        June 30,
                                    2000           2000            1999
                                 -----------    -----------    -----------
                                 (Unaudited)    (Unaudited)    (Unaudited)

Subscription revenues ........   $    24,441    $    12,296    $      --
Other revenues ...............       117,137           --            6,344
                                 -----------    -----------    -----------
      Total revenues .........       141,578         12,296          6,344

Operating expenses:
  General and administrative .     1,989,028      1,284,711         42,935
  Research and development ...       626,259        416,110           --
  Marketing ..................       692,194        468,819           --
                                 -----------    -----------    -----------
      Loss from operations ...    (3,165,903)    (2,157,344)       (36,591)

Other income (expense):
  Other ......................         1,121          1,121           --
  Interest, net ..............      (284,466)      (271,188)        (4,034)
                                 -----------    -----------    -----------
      Net loss ...............   $(3,449,248)   $(2,427,411)   $   (40,625)
                                 ===========    ===========    ===========


            See accompanying notes to condensed financial statements.

                                    HOTPAPER.COM, INC.

                             (A Development Stage Enterprise)

                            Condensed Statements of Cash Flows

                                                April 11,
                                                   1995
                                                (Inception)      Six Months     Six Months
                                                  Through          Ended          Ended
                                               June 30, 2000    June 30, 2000   June 30,1999
                                               -------------    -------------   ------------
                                                (Unaudited)    (Unaudited)       (Unaudited)

Cash Flows from Operating activities:
   Net loss .................................  $ (3,449,248)  $ (2,427,411)     $ (40,625)
   Adjustments to reconcile net loss to
    net cash used in operating
    activities:
     Depreciation and amortization ..........        63,363         42,600          2,500
     Stock-based compensation ...............       168,637        116,378           --
     Amortization of discount on
      convertible note payable ..............       262,406        262,406           --
   Changes in operating assets and
     liabilities:
     Accounts receivable ....................       (27,299)       (19,804)        (4,824)
     Prepaid expenses and other current .....       (64,305)       (64,305)          --
      assets
     Accounts payable and accrued ...........       505,134        196,021        (16,380)
      expenses
     Deferred revenue .......................        25,000         25,000           --
                                                -----------    -----------    -----------
        Net cash used in operating ..........    (2,516,312)    (1,869,115)       (59,329)
         activities

Cash Flows from Investing Activities:
   Purchase of property and equipment .......      (281,713)      (108,661)        (6,835)
   Restricted cash time deposits ............      (175,000)          --             --
   Deposits .................................       (32,096)       (18,527)          --
                                                -----------    -----------    -----------
        Net cash used in investing ..........      (488,809)      (127,188)        (6,835)
         activities

Cash Flows from Financing Activities:
   Increase in bank overdraft ...............       108,054        108,054           --
   Repayment of line of credit ..............          --             --           (4,059)
   Repayment of term loan ...................          --             --           (1,073)
   Proceeds from note payable ...............     1,000,000      1,000,000           --
   Payments under capital lease .............        (3,940)        (3,940)          --
     obligations
   Issuance of convertible preferred ........     2,000,000           --        1,600,000
     stock
   Payment of stock issuance costs ..........       (24,853)          --          (20,266)
   Issuance of common stock for cash ........         1,866            116          1,750
   LLC distributions ........................       (67,209)          --             --
   LLC contributions ........................        32,349           --             --
                                                -----------    -----------    -----------
(continued)

                                    HOTPAPER.COM, INC.

                             (A Development Stage Enterprise)

                            Condensed Statements of Cash Flows



                                                April 11,
                                                   1995
                                                (Inception)      Six Months     Six Months
                                                  Through          Ended          Ended
                                               June 30, 2000    June 30, 2000   June 30,1999
                                               -------------    -------------   ------------
                                                (Unaudited)      (Unaudited)    (Unaudited)
        Net cash provided by financing
         activities .........................     3,046,167      1,104,230      1,576,352
                                                -----------    -----------    -----------
        Net increase (decrease) in cash .....        41,046       (892,073)     1,510,188

Cash and cash equivalents, beginning ........          --          933,119          5,677
                                                -----------    -----------    -----------
Cash and cash equivalents, ending ...........   $    41,046    $    41,046    $ 1,515,865
                                                ===========    ===========    ===========
Supplemental Disclosures of Cash Flow
  Information:

   Franchise taxes paid .....................   $     5,500    $     7,700           --
                                                ===========    ===========    ===========
   Interest paid ............................   $    43,600    $       100    $     4,034
                                                ===========    ===========    ===========
Supplemental Disclosures of Non-Cash
  Financing Activities:
   Conversion of LLC common units to
     capital stock ..........................   $    77,927    $      --      $      --
                                                ===========    ===========    ===========
   Recognition of deferred stock-based
     compensation and increase in
     additional paid-in-capital .............   $ 1,011,985    $   601,528    $   372,750
                                                ===========    ===========    ===========
   Acquisition of equipment under
     capital lease .............. ...........   $    20,691    $    20,691    $      --
                                                ===========    ===========    ===========
   Discount to convertible note payable
     for issuance of warrants to
     purchase preferred stock ...............   $   300,140    $   300,140    $      --
                                                ===========    ===========    ===========


            See accompanying notes to condensed financial statements.

                               HOTPAPER.COM, INC.

                        (A Development Stage Enterprise)

                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  June 30, 2000
                                   (Unaudited)


1.    BASIS OF PRESENTATION

      The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and include the results of Hotpaper.com, Inc. (the Company). Accordingly, certain information and footnote disclosures required in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of the Company's management, the accompanying unaudited financial statements contain all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for the fair presentation of the Company's financial position as of June 30, 2000 and the results of its operations and its cash flows for the six month periods ended June 30, 2000 and June 30, 1999. Results for the interim period are not necessarily indicative of results that may be expected for the entire year.

     As there has not been significant revenues received from planned operations as of June 30, 2000, the Company has reported its results of operations in accordance with Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Companies."

2.    BRIDGE FINANCING ARRANGEMENT

      In March 2000, the Company issued a convertible note payable for $1,000,000 available in three draws, two in March and one in May 2000. The note bears interest at a stated rate of 8% annually and is convertible into shares of Series B stock if the Company issues Series B stock with gross proceeds to the Company of at least $3,000,000. In the event the Company does not issue Series B stock within a period of four months from the initial draw, all outstanding principal and unpaid accrued interest will be convertible into shares of Series A convertible preferred stock based on a price of $0.214 per share. Borrowings outstanding on the note payable totaled $1,000,000 at June 30, 2000.

      In connection with the issuance of the convertible note payable, the Company issued a warrant to purchase $100,000 of Series B convertible preferred stock at a price equal to what is paid by investors. Additional warrants are issuable at the rate of 5% of the outstanding loan balance per month. Warrants are exercisable through March 10, 2005. In the event the Company does not issue Series B convertible preferred stock within a period of four months from the initial draw, the warrants will be exercisable for Series A convertible preferred stock based on a price of $0.214 per share. The Company has

                               HOTPAPER.COM, INC.

                        (A Development Stage Enterprise)

                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  June 30, 2000
                                   (Unaudited)


      recorded the estimated fair value of the warrants issued in connection with the convertible note payable. As a result, the note has been reduced by a $300,140 discount, which is being amortized to interest expense over the term of the note. The effective interest rate, including amortization of the discount, is 149% compounded monthly. The unamortized discount amounted to $37,734 at June 30, 2000.

3.    SALE TO GOAMERICA, INC.

      On August 31, 2000, all of the issued and outstanding shares of the Company were sold to GoAmerica, Inc. (GoAmerica) in exchange for $750,000 and 1,006,111 shares of GoAmerica common stock. In connection with the acquisition, GoAmerica also assumed all issued and outstanding options for the purchase of the Company's common stock and converted each such option into options to acquire shares of GoAmerica common stock.

                 b) Pro Forma Financial Information (unaudited).

                                 GOAMERICA, INC.

     Introduction to the Unaudited Pro Forma Consolidated Financial Statements

     The following unaudited pro forma consolidated financial statements give effect to the acquisition by GoAmerica, Inc. (the "Company") of Hotpaper.com, Inc. ("Hotpaper") on August 31, 2000 and Wynd Communications Corporation ("Wynd") on June 28, 2000. The unaudited pro forma condensed consolidated financial statements are based upon the historical financial statements of the respective companies. The unaudited pro forma condensed consolidated balance sheet assumes that the acquisition of Hotpaper took place on June 30, 2000. The unaudited historical consolidated balance sheet of the Company as of June 30, 2000 includes Wynd. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1999 and the six months ended June 30, 2000 assume that the acquisitions took place on January 1, 1999.

     The unaudited pro forma consolidated financial statements, including the notes thereto should be read in conjunction with the Company's audited financial statements for the years ended December 31, 1999, which were included as part of the Company's Registration Statement on Form S-1 (Registration No. 333-94801), as declared effective by the Securities and Exchange Commission (the Commission) on April 6, 2000 and the Company's unaudited financial statements as of and for the six months ended June 30, 2000, which were included in the Company's Quarterly Report on Form 10-Q filed with the Commission. None of the pro forma consolidated financial statements included herein purport to be indicative of the Company's financial position or results of operations that would have occurred had the transaction been completed as of or at the beginning of the periods presented, nor do such statements purport to indicate the Company's financial condition or results of operations at any future date or for any future period.

     The pro forma adjustments are based upon a preliminary valuation of Hotpaper's and Wynd's assets and liabilities. The final allocation of the purchase price will be determined based upon a determination of the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed of Hotpaper and Wynd. The actual results of operations will differ, perhaps significantly from the unaudited pro forma amounts reflected because of a variety of factors, including access to additional information and changes in value not currently identified.

                                               GOAMERICA, INC.

                          Unaudited Pro forma Condensed Consolidated Balance Sheet
                                             As of June 30, 2000

                                                               Historical
                                           -------------------------------------------------
                                                                               Pro forma       Pro forma
                                              Company          Hotpaper      Adjustments (a)  Consolidated
                                           -------------    -------------    ---------------  -------------
        ASSETS
Current assets:
   Cash and cash equivalents ...........   $ 154,215,174    $      41,046    $    (750,000)   $ 153,506,220
   Accounts receivable, net ............       1,347,072           27,299             --          1,374,371
   Merchandise inventories .............         824,899             --               --            824,899
   Prepaid expenses and other ..........       5,102,513           64,305             --          5,166,818
                                           -------------    -------------    -------------    -------------
      Total current assets .............     161,489,658          132,650         (750,000)     160,872,308

Restricted cash ........................            --            175,000             --            175,000
Property, equipment and leasehold
   improvements, net ...................       3,946,399          239,041             --          4,185,440
Goodwill and intangible assets, net           44,957,939             --         10,165,619       55,123,558
Other assets ...........................         480,824           32,096             --            512,920
                                           -------------    -------------    -------------    -------------
                                           $ 210,874,820    $     578,787    $   9,415,619    $ 220,869,226
                                           =============    =============    =============    =============
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable ....................   $   3,105,597    $     108,054    $        --      $   3,213,651
   Accrued expense .....................       6,475,925          505,134          212,000        7,193,059
   Convertible note payable ............            --            962,266         (962,266)            --
   Capital lease obligations ...........         115,072           11,179             --            126,251
   Deferred income .....................          22,395           25,000             --             47,395
                                           -------------    -------------    -------------    -------------
      Total current liabilities ........       9,718,989        1,611,633         (750,266)      10,580,356

Long term liabilities ..................         357,975            5,572             --            363,547

Commitments and contingencies

Stockholders' equity:
   Preferred stock .....................            --              9,336           (9,336)            --
   Common stock ........................         513,788            7,755           (6,749)         514,794
   Additional paid-in capital ..........     251,957,524        3,278,046        6,236,789      261,472,359
   Deferred employee compensation.......      (9,443,383)        (843,347)         454,973       (9,831,757)
   Accumulated deficit .................     (42,230,073)      (3,490,208)       3,490,208      (42,230,073)
                                           -------------    -------------    -------------    -------------
                                             200,797,856        1,038,418       10,165,885      209,925,323
                                           -------------    -------------    -------------    -------------
      Total stockholders' equity .......   $ 210,874,820    $     578,787    $   9,415,619    $ 220,869,226
                                           =============    =============    =============    =============


        See Notes Unaudited Pro forma Consolidated Financial Statements.

                                                          GOAMERICA, INC.

                                       Unaudited Pro forma Condensed Statement of Operations
                                                   Year Ended December 31, 1999

                                                               Historical
                                           -------------------------------------------------
                                                                                                 Pro forma         Pro forma
                                              Company           Wynd             Hotpaper      Adjustments (a)    Consolidated
                                            ------------    ------------       ------------    ---------------    ------------
Revenues:
   Subscriber ...........................   $  1,182,695    $  1,401,858       $     12,145    $       --         $  2,596,698
   Equipment ............................      1,341,356         785,007               --              --            2,126,363
   Other ................................        206,496            --                6,294            --              212,790
                                            ------------    ------------       ------------    ------------       ------------
                                               2,730,547       2,186,865             18,439            --            4,935,851
Costs and expenses:
   Cost of subscriber revenue ...........      4,051,182         670,751               --              --            4,721,933
   Cost of equipment sales ..............      1,648,160         793,970               --              --            2,442,130
   Sales and marketing ..................      3,283,021       1,243,000            223,375            --            4,749,396
   General and administrative ...........      4,809,232       1,314,195            810,823         129,458(f)       7,063,708
   Depreciation and amortization ........        275,067         125,376               --           (16,667)(d)        383,776
   Amortization of intangibles ..........           --              --                 --        14,643,652(b)      14,643,652
   Settlement costs .....................        297,310            --                 --              --              297,310
                                            ------------    ------------       ------------    ------------       ------------
                                              14,363,972       4,147,292          1,034,198      14,756,443         34,301,905
                                            ------------    ------------       ------------    ------------       ------------
Loss from operations ....................    (11,633,425)     (1,960,427)        (1,015,759)    (14,756,443)       (29,366,054)

Other income (expense):
   Interest income, net .................        165,137          17,202             25,196            --              207,535
   Other income (expense) ...............           --            47,000               --           (50,000)(c)         (3,000)
                                            ------------    ------------       ------------    ------------       ------------
      Total other income (expense).......        165,137          64,202             25,196         (50,000)           204,535
                                            ------------    ------------       ------------    ------------       ------------

Loss before income taxes and
   extraordinary items ..................    (11,468,288)     (1,896,225)          (990,563)    (14,806,443)       (29,161,519)
   Income tax (expense) benefit .........           --              (800)              --              --                 (800)
                                            ------------    ------------       ------------    ------------       ------------
Loss before extraordinary items .........    (11,468,288)     (1,897,025)          (990,563)    (14,806,443)       (29,162,319)
   Extraordinary gain on extinguishment
      of debt ...........................           --              --                 --              --                 --
                                            ------------    ------------       ------------    ------------       ------------
Net loss ................................   $(11,468,288)   $ (1,897,025)      $   (990,563)   $(14,806,443)      $(29,162,319)
                                                            ============        ============    ============

Beneficial conversion feature and
   accretion of redemption of
   mandatorily redeemable convertible
   preferred stock ......................    (10,463,472)                                                          (10,463,472)
                                            ------------                                                          ------------
Net loss applicable to common
   stockholders .........................   $(21,931,760)                                                         $(39,625,791)
                                            ============                                                          ============

Earnings per common share:
   Basic ................................   $      (1.02)                                                         $      (1.52)
   Diluted ..............................   $      (1.00)                                                         $      (1.47)
Weighted average number of common shares:

   Basic ................................     21,590,259                                          4,473,979(e)      26,064,238
   Diluted ..............................     22,025,283                                          4,971,088(e)      26,996,371


       See Notes to Unaudited Pro forma Consolidated Financial Statements.

                                                          GOAMERICA, INC.

                                       Unaudited Pro forma Condensed Statement of Operations
                                                  Six Months Ended June 30, 2000

                                                               Historical
                                                -------------------------------------------
                                                                                                 Pro forma           Pro forma
                                                   Company         Wynd          Hotpaper       Adjustments        Consolidated
                                                ------------    ------------   ------------     ------------       ------------
Revenues:
   Subscriber ...............................   $  2,118,324    $  1,186,740   $     12,296     $       --         $  3,317,360
   Equipment ................................      1,368,527         500,757           --               --            1,869,284
   Other ....................................          8,646           2,409           --               --               11,055
                                                ------------    ------------   ------------     ------------       ------------
                                                   3,495,497       1,689,906         12,296             --            5,197,699
Costs and expenses:
   Cost of subscriber revenue ...............      2,466,398         540,357           --               --            3,006,755
   Cost of equipment sales ..................      1,893,195         647,887           --               --            2,541,082
   Sales and marketing ......................     13,331,886         971,035        468,819             --           14,771,740
   General and administrative ...............     14,910,606       1,108,622      1,700,821           64,729(f)      17,784,778
   Depreciation and amortization ............        235,284          73,136           --            (25,000)(d)        283,420
   Amortization of intangibles ..............         87,528            --             --          7,259,301(b)       7,346,829
                                                ------------    ------------   ------------     ------------       ------------
                                                  32,924,897       3,341,037      2,169,640        7,299,030         45,734,604
                                                ------------    ------------   ------------     ------------       ------------
Loss from operations ........................    (29,429,400)     (1,651,131)    (2,157,344)      (7,299,030)       (40,536,905)

Other income (expense):
   Interest income, net .....................      2,511,039            --         (271,188)         271,188(g)       2,511,039
   Other income (expense) ...................           --           (10,344)         1,121             --               (9,223)
                                                ------------    ------------   ------------     ------------       ------------
      Total other income (expense)...........      2,511,039         (10,344)      (270,067)         271,188          2,501,816
                                                ------------    ------------   ------------     ------------       ------------

Loss before income taxes and
   extraordinary items ......................    (26,918,361)     (1,661,475)    (2,427,411)      (7,027,842)       (38,035,089)
   Income tax (expense) benefit .............           --              (800)          --               --                 (800)
                                                ------------    ------------   ------------     ------------       ------------
Loss before extraordinary items .............    (26,918,361)     (1,662,275)    (2,427,411)      (7,027,842)       (38,035,889)
   Extraordinary gain on extinguishment
      of debt ...............................           --              --             --               --                 --
                                                ------------    ------------   ------------     ------------       ------------
Net loss ....................................   $(26,918,361)   $ (1,662,275)  $ (2,427,411)    $ (7,027,842)      $(38,035,889)
                                                                ============   ============     ============

Beneficial conversion feature and
   accretion of redemption of
   mandatorily redeemable convertible
   preferred stock ..........................    (30,783,931)                                                       (30,783,931)
                                                ------------                                                       ------------
Net loss applicable to common
   stockholders .............................   $(57,702,292)                                                      $(68,819,820)
                                                ============                                                       ============

Earnings per common share:
   Basic ....................................   $      (1.65)                                                      $      (1.75)
   Diluted ..................................   $      (1.65)                                                      $      (1.72)
Weighted average number of common shares:
   Basic ....................................     34,916,673                                    4,469,622 (e)        39,386,295
   Diluted ..................................     34,933,114                                    4,971,088 (e)        39,904,202


       See Notes to Unaudited Pro forma Consolidated Financial Statements.

                                 GOAMERICA, INC.

         Notes to Unaudited Pro forma Consolidated Financial Statements


1.    ACQUISITION

      On June 28, 2000, GoAmerica, Inc. (the "Company") acquired Wynd Communications Corporation ("Wynd"), a privately owned company engaged in providing wireless telecommunications services for people who are deaf or hard of hearing. The total purchase price of approximately $43 million included the fair value of the 3,964,975 shares of the Company's Common Stock issued to the Wynd Shareholders and the fair value of options to purchase 477,722 shares of the Company's Common Stock issued upon conversion of options to acquire Wynd shares. Of the Common Stock issued 396,498 shares will be held in escrow for a period of one year.

      On August 31, 2000, the Company acquired Hotpaper.com, Inc. ("Hotpaper"), a privately owned company engaged in providing Web-based document automation software, infrastructure and content. The total purchase price of approximately $11 million included the fair value 1,006,111 shares of Common Stock issued to the Hotpaper shareholders, cash consideration of $750,000 and the fair value of options to purchase 81,651 shares of the Company's Common Stock issued upon conversion of options to acquire Hotpaper shares. Of the Common Stock issued 100,612 shares will be held in escrow for a period of one year.

      The acquisitions have been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated, on a preliminary basis, to the assets acquired and liabilities assumed based on estimates of fair market values at the date of acquisition. The cost of the acquisitions exceeded the fair value of the acquired net assets by approximately $54 million which has been recorded as goodwill and is being amortized on a straight line basis over four years for the Wynd acquisition and three years for the Hotpaper acquisition. The pro forma adjustments are based upon a preliminary valuation acquired assets and assumed liabilities. The final allocations of purchase price will be determined based upon a determination of the fair value of tangible and identifiable intangible assets acquired and liabilities assumed.

2.    PRO FORMA ADJUSTMENTS

      For purposes of determining the pro forma effect of the acquisitions of Wynd and Hotpaper on the Company's financial statements, the following adjustments have been made:

      Balance Sheet as of June 30, 2000:

      (a) Represents adjustments to reflect the allocation of the acquisition and preliminary allocation of the purchase price to the acquired assets and liabilities of Hotpaper.

      Statement of Operations for the six months ended June 30, 2000 and the year ended December 31, 1999:

      (b) Amortization expense attributable to goodwill recorded as a result of the acquisitions.

      (c)   Elimination   of  a  gain   recognized  on  the  sale  of  certain
            subscribers to the Company by Wynd.

      (d) Elimination of amortization expense recorded by the Company which relates to the transaction described in (c) above.

      (e) Increase in weighted average shares outstanding that were issued in connection with the acquisitions, excluding shares held in escrow for basic earnings per share.

      (f) Amortization of deferred compensation expense resulting from options issued in connection with the acquisition of Hotpaper.

      (g) Elimination of interest expense on Hotpaper's convertible note payable which was converted to common stock as a result of the acquisition.

      (c)   Exhibits.

             2.1+ Agreement and Plan of Merger,  dated as of August 11, 2000, by and among GoAmerica, Inc., GoAmerica Acquisition II Corp. and Hotpaper.com, Inc.*

            10.1+ Escrow  Agreement,  dated as of August 31, 2000,  by and among
                  GoAmerica, Inc., the existing stockholders of Hotpaper.com, Inc. and American Stock Transfer & Trust Company.

            10.2+ Registration Rights Agreement, dated as of August 31, 2000, by and between GoAmerica, Inc. and the existing stockholders of Hotpaper.com, Inc.

            23.1  Consent of Frank, Rimerman & Co. LLP

            99.1+ Press Release,  dated August 14, 2000,  regarding execution of the Agreement and Plan of Merger.

            99.2+ Press  Release,   dated  September  1,  2000,   regarding  the
                  consummation of the acquisition.

+ Previously filed.

* The schedules or exhibits to this document are not being filed herewith because we believe that the information contained therein is not material. Upon request therefor, we agree to furnish supplementally a copy of any schedule or exhibit to the Securities and Exchange Commission.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    GOAMERICA, INC.

                                    By:    /s/  Aaron Dobrinsky
                                           ---------------------------------
                                    Name:  Aaron Dobrinsky
                                    Title: Chief Executive Officer

June 21, 2000
                                     - 34 -